CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Wilmington Funds of our report dated June 22, 2023, relating to the financial statements and financial highlights, which appears in Wilmington U.S. Government Money Market Fund and Wilmington U.S. Treasury Money Market Fund’s Annual Report on Form N-CSR for the year ended April 30, 2023. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

Philadelphia, Pennsylvania

December 27, 2023